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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STEIN MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2006

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of stockholders of Stein Mart, Inc. will be held on Tuesday, June 6, 2006, at 2:00 P.M., local time, at The Davis Gallery of the Times-Union Center for the Performing Arts, 300 West Water Street, Jacksonville, Florida.

The meeting will be held for the following purposes:

1.	To elect a Board of Directors for the ensuing year and until their successors have been elected and qualified.

2.	To re-approve the material terms of the performance goals under the Stein Mart 2001 Omnibus Plan.

3.	To re-approve the material terms of the Stein Mart Employee Stock Purchase Plan.

4.	To approve the modified material terms of the performance goals under the Stein Mart Management Incentive Compensation Plan.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The stockholders of record at the close of business on March 31, 2006, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, we will appreciate it if you will vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

James G. Delfs
Secretary

Dated: April 26, 2006

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD JUNE 6, 2006

This Proxy Statement and the enclosed form of proxy are being sent to stockholders of Stein Mart, Inc. on or about April 26, 2006 in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company. The meeting will be held on Tuesday, June 6, 2006 at 2:00 P.M., local time, at The Davis Gallery of the Times-Union Center for the Performing Arts, 300 West Water Street, Jacksonville, Florida.

The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as Proxies to vote the shares of common stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised by (i) giving written notice to the Secretary of the Company, (ii) delivery of a later dated proxy, or (iii) attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record stockholders entitled to vote was determined at the close of business on March 31, 2006. At such date, the Company had outstanding and entitled to vote 43,530,014 shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding shares of common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

The following table shows the name, address and beneficial ownership as of March 31, 2006 of each person known to the Company to be the beneficial owner of more than 5% of its outstanding common stock:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jay Stein 1200 Riverplace Boulevard Jacksonville, Florida 32207	16,295,172	(1)	37.4%

EARNEST Partners, LLC 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	7,364,829	(2)	16.8%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,435,630	(3)	7.8%

(1)	Shares consist of 14,956,479 shares held by Stein Ventures Limited Partnership, the general partner of which is Carey Ventures, Inc., 861,000 shares held by the Jay Stein Foundation over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation, 220,000 shares over which Mr. Stein serves as Custodian for his children and has sole voting and dispositive power, 9,493 shares held by Carey Ventures, Inc., a corporation wholly-owned by Mr. Stein, 16,600 shares held by Jay Stein and 231,600 shares owned by a trust for the benefit of Deanie Stein and over which Mr. Stein has sole voting and dispositive power as trustee.

(2)	According to Schedule 13G filed February 2, 2006, EARNEST Partners, LLC is the beneficial owner of 7,364,829 shares, or 16.8% of shares outstanding of the Company’s common stock. EARNEST Partners, LLC is an investment advisor in accordance with Rule13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934 and states that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(3)	According to Schedule 13G filed February 14, 2006, T. Rowe Price Associates, Inc. is the beneficial owner of 3,435,630 shares, or 7.8% of shares outstanding of the Company’s common stock. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 31, 2006 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table, except for Jay Stein who is listed above and (iii) all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Alvin R. Carpenter(3)(5)	12,774	—
James G. Delfs(4)(5)	137,175	0.3%
Linda McFarland Farthing(3)(4)(5)	11,274	—
Michael D. Fisher(4)(5)	548,688	1.2%
D. Hunt Hawkins(4)(5)	95,176	0.2%
Mitchell W. Legler(3)(5)(6)	31,774	0.1%
Michael D. Ray(4)(5)	104,336	0.2%
Michael D. Rose(3)(4)(5)	50,774	0.1%
Richard L. Sisisky(3)(5)(7)	9,074	—
Martin E. Stein, Jr.(3)(4)(5)(8)	29,348	0.1%
J. Wayne Weaver(3)(4)(5)	6,774	—
John H. Williams, Jr.(4)(9)	314,955	0.7%
James H. Winston(3)(5)(10)	60,274	0.1%
All directors and executive officers as a group (14 persons)(4)	17,707,568	39.8%

(1)	All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors and executive officers, except as otherwise set forth in the footnotes below.

(2)	Where percentage is not indicated, amount is less than 0.1% of total outstanding common stock.

(3)	Each outside director receives non-qualified options to purchase 4,000 shares of common stock of the Company upon becoming a director.

(4)	Includes the following shares which are not currently outstanding but which the named holders are entitled to receive upon exercise of options:

James G. Delfs	106,600
Linda McFarland Farthing	4,000
Michael D. Fisher	473,900
D. Hunt Hawkins	76,600
Michael D. Ray	77,100
Michael D. Rose	8,000
Martin E. Stein, Jr.	4,000
J. Wayne Weaver	4,000
John H. Williams, Jr.	164,955
All directors and executive officers as a group	919,155

Options that are exercisable within 60 days are included in the shares indicated. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common stock owned by each named holder and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(5)	Includes the following shares of restricted stock which are currently outstanding, are held by the Company in safekeeping and delivered to each individual Key Employee upon vesting:

Alvin R. Carpenter	2,774
James G. Delfs	19,881
Linda McFarland Farthing	2,774
Michael D. Fisher	71,757
D. Hunt Hawkins	18,319
Mitchell W. Legler	2,774
Michael D. Ray	17,548
Michael D. Rose	2,774
Richard L. Sisisky	2,774
Martin E. Stein, Jr.	2,774
J. Wayne Weaver	2,774
James H. Winston	2,774

(6)	Includes 29,000 shares owned by Mr. Legler and his wife as tenants by the entirety.

(7)	Includes 300 shares over which Mr. Sisisky serves as custodian under the Florida Uniform Transfers to Minors Act.

(8)	Includes 7,800 shares over which Mr. Stein serves as custodian under the Florida Uniform Transfers to Minors Act.

(9)	Includes 150,000 shares owned jointly by Mr. Williams and his wife.

(10)	Includes 8,550 shares owned through corporations of which Mr. Winston is the sole stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons owning more than ten percent of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company during 2005, all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent beneficial owners have been complied with.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, a Board of eleven (11) directors will be elected for one year and until the election and qualification of their successors. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. Abstentions and broker non-votes will have no effect on the outcome. The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of the persons named below who have been designated by the Board of Directors as nominees. Each nominee is at present available for election and was elected to the Board by the Company’s stockholders. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute. There are no family relationships between any directors or executive officers of the Company. Information concerning the Board’s nominees, based on data furnished by them, is set forth below.

The Board of Directors of the Company recommends a vote “for” the election of each of the following nominees. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

Name Age	Positions with the Company; Principal Occupations During Past Five Years; Other Directorships	Year First Became Director of the Company(1)
Jay Stein (60)	Chairman of the Board of the Company since 1989 and Chief Executive Officer of the Company from 1998 to September 2001; former director of American Heritage Life Insurance Company based in Jacksonville, Florida and Promus Hotel Corporation based in Memphis, Tennessee	1968

John H. Williams, Jr. (68)	Vice Chairman of the Board since February 2003 and director of the Company; Vice Chairman and Chief Executive Officer of the Company from September 2001 to February 2003; President of the Company from 1990 to September 2001; director of SunTrust Bank, North Florida, N.A. in Jacksonville, Florida	1984

Alvin R. Carpenter ■ß (64)	Director of the Company; Vice Chairman of CSX Corporation from July 1999 to February 2001; director of Regency Centers Corporation, Florida Rock Industries, Inc. and PSS World Medical, Inc.	1996

Linda McFarland Farthing†ß (58)	Director of the Company; President and director, Friedman’s, Inc. 1998; President and director, Cato Corporation 1990-1997; director of CT Communications	1999

Michael D. Fisher (58)	Director of the Company; President and Chief Executive Officer of the Company since February 2003; President and Chief Operating Officer of the Company from September 2001 to February 2003; Executive Vice President, Stores of the Company from August 1993 to September 2001	2003

Mitchell W. Legler (63)	Director of the Company; majority shareholder of Kirschner & Legler, P.A. since April 2001; sole shareholder of Mitchell W. Legler, P.A. from August 1995 to April 2001; general counsel to the Company since 1991	1991

Michael D. Rose ■ß (64)	Director of the Company; Private Investor; Chair of Executive Committee of the Board of Gaylord Entertainment since April 2005; Chairman of Gaylord Entertainment from 2001 – 2005; director of Darden Restaurants, Inc., First Tennessee National Corporation, and General Mills, Inc.	1997

Richard L. Sisisky†ß (51)	Director of the Company; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003; Managing Director of The Shircliff Group, Inc., a management consulting company, from 1988 to 1998	2003

Name/Age	Positions with the Company; Principal Occupations During Past Five Years; Other Directorships	Year First Became Director of the Company(1)
Martin E. Stein, Jr. ■ß (53)	Director of the Company; Chairman and Chief Executive Officer of Regency Centers Corporation, a real estate investment trust, since 1997; President and Chief Executive Officer of Regency Centers Corporation from 1988 to 1997; director of Patriot Transportation Holding, Inc., EverBank Financial Corp. and Macquarie CountryWide Trust	2001

J. Wayne Weaverß (71)	Director of the Company; Chairman and Chief Executive Officer of LC Footwear, L.L.C. since 1995; Chairman, Chief Executive Officer and majority owner of Jacksonville Jaguars since 1993; Chairman of Shoe Carnival, Inc. since 1988	2001

James H. Winston†ß (72)	Director of the Company; Chairman of LPMC, a real estate investment firm based in Jacksonville, Florida, since 1979; President and Director of Citadel Life & Health Insurance Company since 1983; director of Patriot Transportation Holding, Inc., Scott-McRae Group, Inc. and Omega Insurance Company	1991

†	Member of the Audit Committee

■	Member of the Compensation Committee

ß	Member of the Corporate Governance Committee

(1)	Directors are elected for one-year terms

Executive Officers

The executive officers of the Company are:

Name (Age)	Position
Jay Stein (60)	Chairman of the Board
Michael D. Fisher (58)	President and Chief Executive Officer
James G. Delfs (59)	Senior Vice President, Finance and Chief Financial Officer
D. Hunt Hawkins (47)	Senior Vice President, Human Resources
Michael D. Ray (49)	Senior Vice President, Director of Stores

For additional information regarding Messrs. Stein and Fisher, see the Directors’ table on the preceding pages.

Mr. Delfs joined the Company in May 1995, as Senior Vice President, Finance and Chief Financial Officer.

Mr. Hawkins joined the Company in February 1994 as Senior Vice President, Human Resources.

Mr. Ray joined the Company in February 1990 as a General Manager. He was promoted to District Director of Stores in July 1994, Regional Director of Stores in January 1997 and to Senior Vice President, Director of Stores in September 2001.

Board of Directors and Standing Committees

Regular meetings of the Board of Directors are held four times a year. During 2005, the Board held a total of four regular meetings. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2005.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee which are described below. Members of these committees are elected annually at the regular Board meeting held in conjunction with the annual stockholders’ meeting.

Executive Committee. The Executive Committee is comprised of any two directors who are independent directors under Nasdaq rules and any one additional director who is a member of management. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by the Company’s bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held two meetings during 2005.

Audit Committee. During 2005, the Audit Committee was comprised of Ms. Farthing (Chairperson), and Messrs. Sisisky and Winston, each of whom is an independent director under Nasdaq rules. During 2005, the Audit Committee held ten meetings.

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, operates under a written charter adopted by the Board of Directors and is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal auditors and the independent registered certified public accounting firm. It is anticipated that for 2006, the Audit Committee will be comprised of Ms. Farthing (Chairperson) and Messrs. Sisisky and Winston. The Company’s Board of Directors has determined that each of the Audit Committee members qualifies as an Audit Committee Financial Expert pursuant to the final rule adopted by the Securities and Exchange Commission in implementing Sections 406 and 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee Charter attached as Exhibit A, was revised August 30, 2005 and is available on the Company’s website.

Compensation Committee. During 2005, the Compensation Committee was comprised of Messrs. Carpenter (Chairman), Rose and Martin E. Stein, Jr., each of whom is an independent director under Nasdaq rules. During 2005, the Compensation Committee held four meetings. This Committee has the responsibility for approving the compensation arrangements for senior management of the Company, including annual bonus compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options and restricted stock under the Company’s 2001 Omnibus Plan. It is anticipated that for 2006, the Compensation Committee will be comprised of Messrs. Carpenter (Chairman), Rose and Martin E. Stein, Jr.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Messrs. Rose (Lead Director and Chairman), Carpenter, Sisisky, Martin E. Stein, Jr., Weaver, Winston and Ms. Farthing, each of whom is an independent director under Nasdaq rules. The Committee is responsible for the search and selection of future directors of the Company. It also reviews, from time to time, the roles of the other standing committees, determines committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees as well as the relationship between the Board and the Company’s management. During 2005, the Corporate Governance Committee held four meetings. The Committee is chaired by Mr. Rose who has been elected Lead Director. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of independent directors of the Company and serves as a liaison to increase the flow of information between Board members and management of the Company.

The Corporate Governance Committee will consider nominees for directors recommended by security holders. Any security holder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the security holder believes appropriate to the committee in care of the Company’s Lead Director at the Company’s headquarters in Jacksonville, Florida.

The Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide the Company. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors as well as their contribution to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one or more committee members, other Board members and senior management, as the Committee believes appropriate.

Shareholders who wish to communicate with the Board of Directors, or any particular Director, may send a letter to the Company’s Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, stating the name in which the shares of such author are held, and clearly stating whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Company does not have a formal policy requiring Directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and the Company expects that the majority of the Company’s Directors will attend the annual meeting of shareholders. Ten directors attended the last annual meeting.

The Corporate Governance Committee operates pursuant to a charter adopted by the full Board which is available on the Company’s website at www.steinmart.com.

The Company developed and the Board adopted Corporate Governance Guidelines on April 5, 2005 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are attached as Exhibit B and are available on the Company’s website.

PROPOSAL NO. 2

PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE

PERFORMANCE GOALS UNDER THE STEIN MART 2001 OMNIBUS PLAN

OMNIBUS PLAN

The Board asks stockholders to re-approve the material terms of the performance goals that may apply to awards under the Stein Mart 2001 Omnibus Plan (the “2001 Omnibus Plan”) to the CEO and four other most highly compensated executive officers. Stockholders approved the 2001 Omnibus Plan at the Company’s annual meeting of stockholders in May 2001. Re-approval of the material terms of the performance goals is needed under Section 162(m) of the Internal Revenue Code if the Company is to preserve the Company’s ability to take a federal tax deduction for certain compensation awards.

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to the chief executive officer and each of the four other most highly compensated executive officers. The deduction limit does not apply to “qualified performance-based compensation.” Stock options, restricted shares and other grants under the 2001 Omnibus Plan are considered qualified performance-based compensation because, among other things, the 2001 Omnibus Plan was approved by stockholders and the stock options are granted at no less than fair market value on the grant date. The same would be true for stock appreciation rights, if the Company were to grant them under the 2001 Omnibus Plan. However, other types of awards, such as restricted stock, must satisfy additional requirements. Specifically, the awards must be subject to performance goals, the material terms of which have been approved by stockholders within five years before the grant date.

Because almost five years have passed since approval of the 2001 Omnibus Plan, the Board is submitting this proposal to stockholders for re-approval of the material terms of performance goals set forth in the plan (the “Performance Goals”). If stockholders fail to approve the proposal, the Company will still be able to make awards under the 2001 Omnibus Plan, but awards (other than stock options and stock appreciation rights) will be subject to the deduction limit under Section 162(m).

A copy of the 2001 Omnibus Plan is included as Exhibit C to this proxy statement. Capitalized terms used but not defined in this proposal have the same meaning as in the 2001 Omnibus Plan.

Material Terms of Performance Goals under the 2001 Omnibus Plan

Awards under the 2001 Omnibus Plan may be granted to employees of the Company and its subsidiaries and affiliates. Directors who are not employees of the Company receive 4,000 options upon becoming directors under the 2001 Omnibus Plan, subject to vesting 1/3 of such options on each of the third, fourth and fifth anniversaries of the grant.

Under the 2001 Omnibus Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee of the Company’s board of directors (the “Committee”), which consists exclusively of independent directors, determines that such awards are in the best interest of the Company and its stockholders. Performance goals for awards will be determined by the Committee and will be designed to support the Company’s business strategy and align executives’ interests with stockholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) will be subject to performance goals based on one or more business criteria as applied, in the Committee’s discretion, to the Company as a whole or a business unit of the Company, including, without limitation: (a) net sales; (b) gross profit; (c) operating or other expenses (or any individual type of expense); (d) earnings before interest and taxes; (e) earnings before interest, taxes, depreciation and amortization; (f) net income; (g) earnings per share (basic or diluted); (h) cash flow; (i) average sales per store; (j) average sales per square foot; (k) comparable store sales increases; (l) average inventories (calculated by taking the average of inventories at the end of each month); (m) number of stores opened; (n) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); (o) stock price; and (p) total shareholder return.

The maximum number of shares subject to options or share appreciation rights or restricted shares which may be awarded in one year in the aggregate to any one person is limited to 1,000,000. The 2001 Omnibus Plan contains an aggregate limit of 4,500,000 shares over the life of the 2001 Omnibus Plan for all stock-based awards.

Summary of Other Features of the 2001 Omnibus Plan

The summary below is intended to provide context for the Performance Goals that stockholders are being asked to re-approve.

Under the 2001 Omnibus Plan, the number of shares of common stock authorized for issuance is 4.5 million shares. The number of authorized shares may be adjusted in the case of a stock split, acquisition or similar event as described in § 4.3 of the 2001 Omnibus Plan. As of January 28, 2006, 2,004,675 shares have been issued and 2,495,325 shares remain available for issuance under the 2001 Omnibus Plan.

The Committee has the sole discretion to administer the 2001 Omnibus Plan, to grant awards under the 2001 Omnibus Plan and determine the terms, timing, transferability and method of exercise of awards, as applicable.

Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, and except as a result of an adjustment event, stock-based awards under the 2001 Omnibus Plan will not have a grant or exercise price (or equivalent) of less than 100% of fair market value of the stock on the date the Committee makes the award. Determinations of fair market value under the 2001 Omnibus Plan are made in accordance with methods or procedures established by the Committee.

No awards may be granted under the 2001 Omnibus Plan after May 7, 2011, the tenth anniversary of the effective date of the 2001 Omnibus Plan.

The Board of Directors may amend, alter, discontinue or terminate the 2001 Omnibus Plan or any portion of the plan any time. However, stockholder approval must be obtained for any plan adjustment that would increase the number of shares available for awards except as permitted by § 4.3 of the plan.

Tax Matters

In accordance with SEC rules, the following description of tax matters relating to the 2001 Omnibus Plan is provided. In general, a participant has no taxable event at the time of grant of an option, but will realize ordinary income at the time of exercise in an amount equal to the difference between the exercise price and the fair market value of the stock at the time of exercise. The Company will be entitled to a corresponding deduction. In the case of Incentive Stock Options, the participant may not recognize ordinary income at the time of exercise (except for purposes of the alternative minimum tax) if he or she observes certain holding period requirements, in which case when the shares are sold the entire gain over the exercise price will be taxable at capital gains rates, and the Company will not be entitled to a deduction. The recipient of a restricted stock unit award has no taxable event at the time of grant, but will realize ordinary income at the time such award is settled in an amount equal to the cash and/or the fair market value of the shares received in such settlement, and the Company will be entitled to a corresponding deduction.

The Board of Directors recommends a vote “FOR” the proposal to re-approve the material terms of the performance goals under the Stein Mart 2001 Omnibus Plan.

The affirmative vote of a majority of the shares of Common Stock voted on the proposal is required to approve it. The accompanying proxy will be voted for the proposal unless shareholders indicate a contrary choice. Broker non-votes and abstentions will have no effect on the vote.

PROPOSAL NO. 3

PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE

STEIN MART EMPLOYEE STOCK PURCHASE PLAN

The Board asks stockholders to re-approve the Stein Mart 2001 Employee Stock Purchase Plan (the “2001 ESP Plan”). Stockholders approved the 2001 ESP Plan at the Company’s annual meeting of stockholders in May 2001. Re-approval is needed under § 423 of the Internal Revenue Code if the Company is to preserve the favorable treatment for the Company’s employees who participate in the 2001 ESP Plan.

The 2001 ESP Plan is intended to encourage an alignment of the interest of the Company’s employees with those of our stockholders by encouraging employee ownership of Company shares. The 2001 ESP Plan allows the Company’s employees to purchase shares of the Company’s common stock through payroll withholding at a 15% discount from the market price of those shares. The employees are not taxed on that bargain element under § 423 of the Internal Revenue Code until the shares are sold. Upon sale, the bargain element is taxed at ordinary income rates and any additional profit or loss is taxed as capital gains or losses. If the shares are held for two or more years, the bargain element is only taxed as ordinary income to the extent of the actual gain.

The Company’s Compensation Committee has voted to extend the 2001 ESP Plan for an additional five years. The Board is submitting this proposal to stockholders for re-approval to meet the requirements of § 423 of the Internal Revenue Code. If stockholders fail to approve the proposal, the Company’s employees will still be able to purchase shares under that plan; however, they will be taxed currently at ordinary income rates on the bargain element (the 15% discount) in the purchase.

A copy of the 2001 ESP Plan is included as Exhibit D to this proxy statement. Capitalized terms used but not defined in this proposal have the same meaning as in the 2001 ESP Plan.

Summary of Certain Other Features of the 2001 ESP Plan

Under the 2001 ESP Plan, the number of shares of common stock authorized for issuance is 1,800,000 shares and no more than 200,000 shares may be sold under the 2001 ESP Plan in any one year. The number of authorized shares may be adjusted in the case of a stock split, acquisition or similar event as described in § 5 of the 2001 ESP Plan. As of January 28, 2006, 1,158,227 shares have been issued and 641,773 shares remain available for issuance under the 2001 ESP Plan.

The minimum payroll deduction for participating employees under the 2001 ESP Plan is $5 per week or $260 per year and the maximum deduction is $25,000 per year. The 2001 ESP Plan is administered by the Company’s Compensation Committee which is made up entirely of independent directors.

The Board of Directors may amend, alter, discontinue or terminate the 2001 ESP Plan or any portion of the plan any time. However, stockholder approval must be obtained for any plan adjustment that would increase the number of shares available for awards except as permitted by § 5 of the plan.

The Board of Directors recommends a vote “FOR” the proposal to re-approve the material terms of the Stein Mart Employee Stock Purchase Plan.

The affirmative vote of a majority of the shares of Common Stock voted on the proposal is required to approve it. The accompanying proxy will be voted for the proposal unless shareholders indicate a contrary choice. Broker non-votes and abstentions will have no effect on the vote.

PROPOSAL NO. 4

PROPOSAL TO APPROVE THE MODIFIED MATERIAL TERMS

OF THE PERFORMANCE GOALS UNDER THE

STEIN MART MANAGEMENT INCENTIVE COMPENSATION PLAN

The Board asks stockholders to approve the material terms of the performance goals that may apply to awards under Stein Mart’s Management Incentive Compensation Plan (the “Compensation Plan”). Stockholders approved the Compensation Plan at the Company’s annual meeting of stockholders in June 2005. Approval of the material terms of the performance goals is needed under Section 162(m) of the Internal Revenue Code if the Company is to preserve the Company’s ability to take a federal tax deduction for certain compensation awards as a result of modifications in the Compensation Plan proposed by the Company’s Compensation Committee (the “Committee”).

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to the chief executive officer and each of the four other most highly compensated officers. The deduction limit does not apply to “qualified performance-based compensation.” Stock options, restricted shares, performance shares and other grants under the Compensation Plan are considered qualified performance-based compensation because, among other things, the Compensation Plan was approved by stockholders and the stock options are granted at no less than fair market value on the grant date. The same would be true for stock appreciation rights, if the Company were to grant them under the Compensation Plan. However, other types of awards, such as restricted stock and performance shares, must satisfy additional requirements. Specifically, the awards must be subject to performance goals, the material terms of which have been approved by stockholders within five years before the grant date.

The Compensation Committee Report to Stockholders (see page 13 of this Proxy) contains a more complete description of the terms of the Compensation Plan.

Basic Performance Goals Under Existing Plan

The Compensation Committee sets three target levels for each fiscal year in advance based on that year’s Agreed Annual Plan: (i) The minimum or threshold level (the “Threshold”); (ii) the target level (the “Target”); and (iii) the superior level (“Superior”). Incentive compensation under the Management Compensation Plan is then based on the range of earnings per share (EPS) performance actually achieved between the Threshold and the Superior levels and is formula driven without discretion in the Committee. As applied to the Annual Incentive Compensation, Threshold is 85% of Target and Superior is 120% of Target. As applied to the Long-Term Incentive Compensation, Threshold is 85% of Target and the Superior target is reduced to 115% of Target.

Annual Incentive Compensation

The Management Compensation Plan provides for Annual Incentive Compensation (bonuses) paid to the Company’s officers designed to create a potential bonus for each officer equal to a pre-established percentage of the officer’s Base Compensation. For example, at the corporate director level, Annual Incentive Compensation set by the Committee for 2005 would be 5% of Base Compensation if the Threshold level of performance were achieved, 10% if the Target level were achieved, and 20% if the Superior level were achieved. At the Chief Executive level, Annual Incentive Compensation set by the Committee for 2005 would be 35% of Base Compensation if the Threshold level of performance were achieved, 70% if the Target level were achieved and 140% if the Superior level were achieved.

The Annual Incentive Compensation mix is based on performance in three areas: (i) the Company’s performance overall compared to the Agreed Annual Plan, (ii) the performance compared to plan of the individual business unit in which the employee in question was employed, and (iii) individual performance criteria established annually in advance for each employee subject to such analysis. The weight given to each area depends on the employee’s position. For example, the CEO and other executive officers’ Annual Incentive Compensation is based solely on the Company’s overall performance compared to plan based on EPS targets. At other positions, the Company’s overall performance counts for a low of 25% to a high of 88% of the total possible Annual Incentive Compensation. Individual performance goals count for no more than 33% of the total possible Annual Incentive Compensation.

Long-Term Compensation

The Management Compensation Plan currently provides that the Long-Term Incentive Compensation is awarded to the Company’s officers through a combination of stock options and restricted share grants, with 50% of that value provided in options and 50% provided in restricted shares. The actual award pool is a direct function of the Company’s performance compared with the Agreed Annual Plan. Long-term incentive grants are made only if the Company achieves the minimum Threshold level of EPS compared to the Agreed Annual Plan. Each officer level is awarded aggregate Long Term Incentive Compensation only if the Threshold is met, and then the aggregate value is based on such officer’s position. By way of example, at the Chief Executive level, Long-Term Incentive Compensation set by the Committee for 2005 would be 175% of Base Compensation if the Threshold level of performance were achieved, payable 50% in options and 50% in restricted shares. The total of all Long-Term Incentive

Compensation (both options and restricted shares) in any one year will not exceed 1.8% of the Company’s total outstanding shares (“COS”) if the Threshold is met, 2% of COS if the Target is met, and 2.2% of COS if the Superior level is achieved. If the aggregate grants would exceed those levels, then each of those grants would be ratably scaled back.

The option component of each officer’s Long-Term Compensation vests over five years, with 1/3 vesting in each of the third, fourth and fifth years. The restricted stock grants cliff vest at the end of seven years except that the vesting accelerates to the end of the third year of each performance period if the Company achieves its EPS Target level in the third year which had been established at the time of the grant.

Proposed Changes To Long-Term Compensation:

For 2006 and thereafter, the Committee proposes to modify the Long-Term Compensation component of the Management Compensation Plan as follows:

(i)	Instead of a combination of restricted shares and options as currently exists, the proposed modification provides for awarding the Long-Term Compensation 60% in “Performance Shares” and 40% in options.

(ii)	Instead of tying the Long-Term Compensation calculation solely to retroactive performance measuring actual EPS against the Agreed Annual Plan, the proposed modification will:

a.	base the issuance of Performance Shares on prospective performance goals, and

b.	increase or decrease the aggregate value of the Long-Term Compensation Performance Share awards by 20% in either direction based on how the Total Shareholder Return for the Company over a three year rolling period compares to the Total Shareholder Return achieved by the Company’s peer group as calculated in the Dow Jones U.S. Apparel Retail Index. This up or down adjuster based on Total Shareholder Return comparisons would apply only to the top five executive officers of the Company.

(iii)	Limit the aggregate of all Long-Term Incentive Compensation grants (both options and Performance Shares) made annually to no more than 2.2% of all outstanding shares of the Company’s common stock.

Performance Shares are issued only when the performance goals are achieved unlike Restricted Shares which are issued currently, subject to later forfeiture if the officer leaves the Company prior to vesting. Under the proposed modifications of the Long-Term Compensation component of the Management Compensation Plan, the Performance Shares would be earned (and issued) only if the aggregate EPS goals for a three year rolling period are achieved. 50% of the Performance Shares will be earned if the aggregate three year EPS equals the Threshold (85% of plan), 100% of the Performance Shares will be earned if the aggregate three year EPS equals the Target (100% of plan), and 150% of the Performance Shares will be earned if the aggregate three year EPS equals Superior (115% of plan). Moreover, the Performance Shares which are otherwise earned by the top five executive officers would be further subject to up or down adjustments based on the average Total Shareholder Return for the Company compared to the Total Shareholder Return for the Company’s peer group as measured by the Dow Jones Apparel Retail Index for the same period. The Stock Option component of Long-Term Compensation would continue to be subject to the same vesting requirements of five years, with 1/3 vesting in each of the third, fourth and fifth years.

The Board of Directors recommends a vote “FOR” the proposal to approve the modified material terms of the performance goals under the Stein Mart Management Incentive Compensation Plan.

The affirmative vote of a majority of the shares of Common Stock voted on the proposal is required to approve it. The accompanying proxy will be voted for the proposal unless shareholders indicate a contrary choice. Broker non-votes and abstentions will have no effect on the vote.

AUDIT COMMITTEE REPORT

March 2006

The charter of the audit committee of the Board of Directors specifies that the committee is responsible for providing oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, and the qualification, independence and performance of the Company’s independent registered certified public accounting firm. The audit committee is composed of three directors, each of whom is independent as defined by the Nasdaq’s listing standards.

Management is responsible for the company’s internal controls and financial reporting process. The audit committee monitors management’s preparation of quarterly and annual financial reports in accordance with accounting principles generally accepted in the USA and oversees the implementation and maintenance of effective systems of internal and disclosure controls. The independent registered certified public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the USA and issuing a report thereon. The audit committee supervises the relationship between the Company and its independent registered certified public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services and confirming their independence.

In connection with these responsibilities, the audit committee met with management and the independent registered certified public accounting firm ten times during 2005 to review and discuss the Company’s annual and quarterly financial statements prior to their issuance and other matters. Four of these meetings also included executive sessions with the independent registered certified public accounting firm without the presence of management and executive sessions without others present with the Company’s Chief Financial Officer and separate meetings with the Company’s Vice President of Internal Audit, Safety and Security. During 2005, management advised the audit committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the USA. The audit committee also discussed with the independent registered certified public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee received written disclosures from the independent registered certified public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered certified public accounting firm their firm’s independence. The audit committee also monitored the Company’s progress in compliance with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the audit committee’s discussions with management and the independent registered certified public accounting firm and its review of their representations, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended January 28, 2006, to be filed with the Securities and Exchange Commission.

Linda McFarland Farthing, Chairperson

Richard L. Sisisky

James H. Winston

STEIN MART, INC.

COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

March 2006

Overall Review

The Compensation Committee (the “Committee”) has determined to continue the compensation programs relating to: (i) annual base salaries paid by Stein Mart to its officers (“Base Compensation”); (ii) long-term incentives such as the Company’s stock option plans (“Long-Term Incentive Compensation”); and (iii) the Company’s annual bonus plans and formulas (the “Annual Incentive Compensation”). The Company’s shareholders approved the Stein Mart Management Incentive Compensation Plan (the “Management Compensation Plan”) in June 2005. As more fully described below (see “Plan Modifications”) the Committee is recommending fine tuning of the Management Compensation Plan by paying a portion of the Long Term Incentive Compensation in “Performance Shares” and by adjusting the awards up or down based on the total shareholder return (the “Total Shareholder Return”) compared to the Total Shareholder Return achieved by the Company’s peer group of public companies.

The Committee continued to apply the Company’s philosophy that the Company’s Base Compensation should be conservative compared to the Company’s peer group and that the overall Company compensation plans should reward performance within the Company and seek to align the interests of the Company’s officers with those of the Company’s shareholders.

Base Compensation

The Committee’s compensation strategy calls for conservative Base Compensation coupled with market-competitive, performance-based annual and long-term incentive opportunities, which seek the use of the compensation programs to encourage business success through meeting or exceeding earnings per share goals and attaining a long-term superior shareholder return, combined with the need to attract, retain and motivate key talent to support the Company’s success. The Committee is continuing to apply a general target for its senior officers of establishing Base Compensation at slightly below the 50th percentile of the Company’s peer group.

Performance Based on Agreed Annual Plan

The Management Compensation Plan is designed to align the interest of management with those of our shareholders. Accordingly, that plan bases all incentive compensation on performance as a direct function of the Company’s actual earning per share (“EPS”) performance compared with the EPS budget and plan adopted by the Company’s Board of Directors for the year in question (the “Agreed Annual Plan”). The Compensation Committee sets three target levels for each fiscal year in advance based on that year’s Agreed Annual Plan: (i) The minimum or threshold level (the “Threshold”); (ii) the target level (the “Target”); and (iii) the superior level (the “Superior”). Incentive compensation under the Management Compensation Plan is then based on the range of EPS performance actually achieved between the Threshold and the Superior levels and is formula driven without discretion in the Committee. As applied to the Annual Incentive Compensation, Threshold is 85% of Target and Superior is 120% of Target. As applied to the Long-Term Incentive Compensation, Threshold is 85% of Target and the Superior target is reduced to 115% of Target.

Annual Incentive Compensation

The Management Compensation Plan provides for Annual Incentive Compensation (bonuses) paid to the Company’s officers designed to create a potential bonus for each officer equal to a pre-established percentage of the officer’s Base Compensation. For example, at the corporate director level, Annual Incentive Compensation set by the Committee for 2005 would be 5% of Base Compensation if the Threshold level of performance were achieved, 10% if the Target level were achieved, and 20% if the Superior level were achieved. At the Chief Executive level, Annual Incentive Compensation set by the Committee for 2005 would be 35% of Base Compensation if the Threshold level of performance were achieved, 70% if the Target level were achieved, and 140% if the Superior level were achieved.

The Annual Incentive Compensation mix is based on performance in three areas: (i) the Company’s performance overall compared to the Agreed Annual Plan, (ii) the performance compared to plan of the individual business unit in which the employee in question was employed, and (iii) individual performance criteria established annually in advance for each employee subject to such analysis. The weight given to each area depends on the employee’s position. For example, the CEO and other executive officers’ Annual Incentive Compensation is based solely on the Company’s overall performance compared to plan based on EPS targets. At other positions, the Company’s overall performance counts for a low of 25% to a high of 88% of the total possible Annual Incentive Compensation. Individual performance goals count for no more than 33% of the total possible Annual Incentive Compensation.

Long-Term Compensation

The Management Compensation Plan currently provides that the Long-Term Incentive Compensation is awarded to the Company’s officers through a combination of stock options and restricted share grants, with 50% of that value provided in options and 50% provided in restricted shares. The actual award pool is a direct function of the Company’s performance compared with the Agreed Annual Plan. Long-term incentive grants are made only if the Company achieves the minimum Threshold level of EPS compared to the Agreed Annual Plan. Each officer level is awarded aggregate Long Term Incentive Compensation only if the Threshold is met, and then the aggregate value is based on such officer’s position. By way of example, at the Chief Executive Level, Long-Term Incentive Compensation set by the Committee for 2005 would be 175% of Base Compensation if the Threshold level of performance were achieved, payable 50% in options and 50% in restricted shares. The total of all Long-Term Incentive Compensation (both options and restricted shares) in any one year will not exceed 1.8% of the Company’s total outstanding shares (“COS”) if the Threshold is met, 2% of COS if the Target is met, and 2.2% of COS if the Superior level is achieved. If the aggregate grants would exceed those levels, then each of those grants would be ratably scaled back.

The option component of each officer’s Long-Term Compensation vests over five years, with 1/3 vesting in each of the third, fourth and fifth years. The restricted stock grants cliff vest at the end of seven years except that the vesting accelerates to the end of the third year of each performance period if the Company achieves its EPS Target level in the third year which had been established at the time of the grant.

The combination of annual grants and long term vesting is designed to balance the focus of management on both short term (one year) EPS goals and longer term (three years) EPS goals and be most likely to create the maximum increase in shareholder value. Moreover, the Committee determined that annual grants would be more successful in tying officers’ incentives to shareholder interests by creating a “price-averaging” strategy into the incentive grants to officers. The Management Compensation Plan would provide the Committee the ability to implement that strategy and preserve the tax deduction for all of the incentive compensation under that Plan.

Proposed Changes in Long-Term Compensation. For 2006 and thereafter, the Committee proposes to modify the Long-Term Compensation component of the Management Compensation Plan as follows:

(i)	Instead of a combination of restricted shares and options as currently exists, the proposed modification provides for awarding the Long-Term Compensation 60% in “Performance Shares” and 40% in options.

(ii)	Instead of tying the Long-Term Compensation calculation solely to retroactive performance measuring actual EPS against the Agreed Annual Plan, the proposed modification will:

a.	base the issuance of Performance Shares on prospective performance goals, and

b.	increase or decrease the aggregate value of the Long-Term Compensation Performance Share awards by 20% in either direction based on how the Total Shareholder Return for the Company over a three year rolling period compares to the Total Shareholder Return achieved by the Company’s peer group as calculated in the Dow Jones U.S. Apparel Retail Index. This up or down adjuster based on Total Shareholder Return comparisons would apply only to the top five executive officers of the Company.

(iii)	Limit the aggregate of all Long-Term Incentive Compensation grants (both Options and Performance Shares) made annually to no more than 2.2% of all outstanding shares of the Company’s common stock.

Performance Shares are issued only when the performance goals are achieved unlike Restricted Shares which are issued currently, subject to later forfeiture if the officer leaves the Company prior to vesting. Under the proposed modifications of the Long-Term Compensation component of the Management Compensation Plan, the Performance Shares would be earned (and issued) only if the aggregate EPS goals for a three year rolling period are achieved. 50% of the Performance Shares will be earned if the aggregate three year EPS equals the Threshold (85% of plan), 100% of the Performance Shares will be earned if the aggregate three year EPS equals the Target (100% of plan) and, 150% of the Performance Shares will be earned if the aggregate three year EPS equals Superior (115% of plan). Moreover, the Performance Shares which are otherwise earned by the top five executive officers would be further subject to up or down adjustments based on the average Total Shareholder Return for the Company compared to the Total Shareholder Return for the Company’s peer group as measured by the Dow Jones Apparel Retail Index for the same period. The Stock Option component of Long-Term Compensation would continue to be subject to the same vesting requirements of five years, with 1/3 vesting in each of the third, fourth and fifth years.

Current Executive Officer Compensation

In General

Base Compensation. The Committee caused surveys of the Company’s peer group of retail companies to be taken and concluded that the existing Base Compensation of a number of the Company’s officers remained below the Committee’s goal of establishing Base Compensation at the mid-range of a percentile slightly below the 50th percentile of the Company’s peer group. The adjustments in Base Compensation for all senior officers for fiscal 2006 were based on that determination and intended to narrow the gap between the Company’s officers and those of the peer group.

Incentive Compensation. The Committee noted that the Company had achieved excellent, record earnings for fiscal 2005 and the Company’s EPS would exceed the Target performance level previously set for fiscal 2005. As a result, the Committee approved the application of the Annual Incentive Compensation formula and the Long-Term Incentive Compensation formula discussed above and determined that management would receive the appropriate levels of non-discretionary compensation resulting from the application of those formulas for fiscal 2005.

Specific Officers. The Committee applied the strategies and philosophies described above to specific officers as follows:

Jay Stein, the Company’s Chairman, received Base Compensation for fiscal 2005 of $300,000. The Committee determined that his compensation should remain at the $300,000 level without increase and that no bonus would be paid to Jay Stein. No Annual or Long-Term Incentive Compensation would be paid to Mr. Stein.

Michael D. Fisher, the Company’s President and Chief Executive Officer received Base Compensation for fiscal 2005 of $700,000. The survey of peer companies indicated that his target Base Compensation level as described above should be approximately $932,400-974,238 for the current year. The Committee granted a $126,000 increase in Base Compensation to Mr. Fisher resulting in a Base Compensation for fiscal 2006 of $826,000. That amount was intended to continue the gradual increase in his Base Compensation towards the targeted level relative to his peer group. The Annual Incentive Compensation formula described above as a result of the Company’s having achieved an EPS above its Target resulted in a bonus to Mr. Fisher of 78% of his 2005 Base Compensation, or a bonus of $544,488. Under the Long Term Incentive Plan, for fiscal 2005, Mr. Fisher also received $612,500 in stock options and $612,500 in restricted shares, all subject to the vesting requirement described in this Report. The number of options is based on an option value fixed for 2004 and 2005 at $4.00 per share. All options were issued at an exercise price equal to the closing price of the Company’s shares on the public market on the date of grant. Thus, Mr. Fisher’s total direct compensation (cash) was $1,244,488 and his total indirect compensation (options and restricted shares) was $1,225,000 with respect to 2005.

Other officers received Base Compensation adjustments consistent with the compensation philosophy described above to reach targeted salaries at approximately the mid-range of a percentile slightly below the 50th percentile of the Company’s peer group. Annual Incentive Bonuses were awarded based on the application of the Annual Incentive Compensation formula described above. The Committee determined that the formula appropriately recognized the outstanding performance by management during 2005 and determined that no discretionary bonuses were needed.

Long-Term Incentive Compensation. Stock options and restricted shares were also awarded to the executive officers by the Committee based on applying the formula for Long-Term Incentive Compensation described above.

CEO Compensation

The Compensation Committee’s policies with respect to the compensation of the Company’s Chief Executive Officer, Michael D. Fisher, were the same as the policies applied with respect to the Company’s other executive officers. In applying the compensation philosophy described above, and as indicated above, the Chief Executive Officer will be entitled to receive Annual Incentive Compensation of 35% of his Base Compensation, if the Company achieves its minimum Threshold, of 70% of his Base Salary if the Company achieves its Agreed Annual Plan and of 140% of his Base Compensation if the Company achieves superior performance as a function of its Agreed Annual Plan.

In addition, the Company’s Chief Executive Officer will be entitled to Long-Term Incentive Compensation awards under the modified Long-Term Compensation component, if approved by the Company’s shareholders, in the form of stock options and Performance Share grants of up to 180% of the CEO’s Base Compensation at the top end of performance. The number of options is based on an option value fixed for 2006, 2007 and 2008 by the Committee upon completion of the appropriate value analysis for options. Each option will be issued with an exercise price equal to the closing price of the Company’s shares on the public markets on the day of grant, and the number of performance shares will also be based on the closing price of the Company’s shares on the public markets on the day of grant. All options and restricted shares will be subject to the vesting requirements described above under “Long-Term Compensation.”

Certain Tax Matters

Section 162(m) of the Internal Revenue Code, enacted in 1993, precludes a public corporation from deducting compensation of more than $1 million each for its chief executive officer or for any of its four other highest paid officers. Certain performance-based compensation is exempt from this limitation. Currently, it is possible that if the higher levels of the Annual Incentive Compensation and the Long-Term Incentive Compensation outlined above are reached, a portion of such amounts might not be deductible.

The Compensation Committee has reviewed the impact of 162(m) of the Internal Revenue Code, and it is the general policy of the Company to have its executive compensation plan qualified to be treated as deductible compensation whenever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of that Compensation Plan in the best interests of the Company. Accordingly, the Committee has adopted and proposed for adoption by the Company’s shareholders a formal Management Incentive Compensation Plan to maximize the Company’s ability to obtain federal income tax deductions for compensation paid under that plan.

STEIN MART, INC.
COMPENSATION COMMITTEE

Alvin R. Carpenter, Chairman
Michael D. Rose
Martin E. Stein, Jr.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to each of the Company’s executive officers whose total salary and bonus exceeded $100,000 during the year ended January 28, 2006. The Company did not grant any stock appreciation rights during the years indicated.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name & Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation		Restricted Stock Awards($) (2)	Securities Underlying Options(#)	All Other Compensation(3)
Jay Stein Chairman of the Board	2005 2004 2003	$300,000 300,000 300,000	$0 0 0	$56,313 68,428 75,628	(4) (4) (4)	— — —	— — —	$9,156 8,040 8,322
Michael D. Fisher President and Chief Executive Officer	2005 2004 2003	$691,250 624,167 544,167	$544,488 882,000 0	$82,534 86,211	(5) (6) (5)	$551,257 — 56,002	137,810 — —	$170,718 67,781 94,952
James G. Delfs Senior Vice President, Finance and Chief Financial Officer	2005 2004 2003	$301,250 272,917 246,667	$152,512 247,500 25,000	$81,776 70,640	(7) (6) (7)	$137,554 — 25,001	34,380 — —	$62,872 34,860 36,851
D. Hunt Hawkins Senior Vice President, Human Resources	2005 2004 2003	$276,876 252,917 226,667	$140,011 229,500 23,000	$62,271 59,145	(8) (6) (8)	$127,565 — 22,999	31,880 — —	$56,167 31,292 33,599
Michael D. Ray Senior Vice President, Director of Stores	2005 2004 2003	$270,625 237,917 210,000	$137,511 216,000 21,500	$51,446 56,806	(9) (6) (9)	$120,074 — 21,501	30,000 — —	$54,319 29,644 33,096

(1)	Includes amounts deferred under the 401(k) features of the Company’s Profit Sharing Plan and under the Executive Deferral Plan.

(2)	On March 1, 2005, the Company granted restricted stock awards to certain of the named executive officers (Mr. Fisher – 26,490 shares, Mr. Delfs – 6,610 shares, Mr. Hawkins – 6,130 shares and Mr. Ray – 5,770 shares). The value for these awards is based on the closing price of $20.81 per share on February 28, 2005. On May 5, 2003, the Company granted restricted stock awards to certain of the named executive officers (Mr. Fisher – 10,127 shares, Mr. Delfs – 4,521 shares, Mr. Hawkins – 4,159 shares and Mr. Ray – 3,888 shares). The value for these awards is based on the closing price of $5.53 per share on May 5, 2003, the date of grant. As of January 28, 2006, the named executive officers held the following number of shares of restricted stock with the following value based on the closing price of $17.02 per share on January 27, 2006 (Mr. Fisher – 36,617 shares valued at $623,221, Mr. Delfs – 11,131 shares valued at $189,450, Mr. Hawkins – 10,289 shares valued at $175,119 and Mr. Ray – 9,658 shares valued at $164,379). Dividends will be paid on the shares of restricted stock held by each of the named executive officers.

(3)	The amounts shown for 2005 include a matching contribution of $3,700 for Mr. Stein, $4,258 for Mr. Fisher, $4,225 for Mr. Delfs, $4,220 for Mr. Hawkins and $4,229 for Mr. Ray to the 401(k) portion of the Profit Sharing Plan as well as matching contributions of $157,325 for Mr. Fisher, $54,874 for Mr. Delfs, $50,637 for Mr. Hawkins and $48,662 for Mr. Ray to the Company’s Executive Deferral Plan. Also, included for 2005 is imputed income on the Executive Split Dollar plan of $5,456 for Mr. Stein, $9,135 for Mr. Fisher, $3,773 for Mr. Delfs, $1,310 for Mr. Hawkins and $1,428 for Mr. Ray. The amounts shown for 2004 include a matching contribution of $3,100 for Mr. Stein, $3,691 for Mr. Fisher, $3,912 for Mr. Delfs, $3,929 for Mr. Hawkins and $3,788 for Mr. Ray to the 401(k) portion of the Profit Sharing Plan as well as matching contributions of $59,791 for Mr. Fisher, $28,645 for Mr. Delfs, $26,529 for Mr. Hawkins and $24,941 for Mr. Ray to the Company’s Executive Deferral Plan. Also, included for 2004 is imputed income on the Executive Split Dollar Plan of $4,940 for Mr. Stein, $4,299 for Mr. Fisher, $2,303 for Mr. Delfs, $834 for Mr. Hawkins and $915 for Mr. Ray. The amounts shown for 2003 include a matching contribution of $4,000 for Mr. Stein, $4,058 for Mr. Fisher, $4,033 for Messers. Delfs and Hawkins and $4,050 for Mr. Ray to the 401(k) portion of the Profit Sharing Plan as well as matching contributions of $87,208 for Mr. Fisher, $30,833 for Mr. Delfs, $28,833 for Mr. Hawkins and $28,249 for Mr. Ray to the Company’s Executive Deferral Plan. Also, included for 2003 is imputed income on the Executive Split Dollar Plan of $4,322 for Mr. Stein, $3,686 for Mr. Fisher, $1,985 for Mr. Delfs, $733 for Mr. Hawkins and $797 for Mr. Ray.

(4)	The amount shown for 2005 includes $10,122 medical benefits not provided to non-executive employees, $7,988 personal use of company automobile, $35,757 personal use of company airplane and $2,446 miscellaneous. The amount shown for 2004 includes $37,774 medical benefits not provided to non-executive employees, $11,700 personal use of company automobile, $11,759 personal use of company airplane and $7,195 miscellaneous. The amount shown for 2003 includes $25,223 medical benefits not provided to non-executive employees, $4,717 personal use of Company automobile, $38,456 personal use of Company airplane and $7,232 miscellaneous.

(5)	The amount shown for 2005 includes $6,677 medical benefits not provided to non-executive employees, $12,600 automobile allowance, $59,886 above-market earnings on deferred compensation and $3,371 miscellaneous. The amount shown for 2003 includes $9,158 medical benefits not provided to non-executive employees, $10,800 automobile allowance, $63,494 above-market earnings on deferred compensation and $2,759 miscellaneous.

(6)	Excludes certain personal benefits, the total value of which was less than the lesser of $50,000 or ten percent of the total annual compensation and bonus for each of the named executives.

(7)	The amount shown for 2005 includes $9,146 medical benefits not provided to non-executive employees, $12,600 automobile allowance, $57,686 above-market earnings on deferred compensation and $2,344 miscellaneous. The amount shown for 2003 includes $7,017 medical benefits not provided to non-executive employees, $10,800 automobile allowance, $50,248 above-market earnings on deferred compensation and $2,575 miscellaneous.

(8)	The amount shown for 2005 includes $12,157 medical benefits not provided to non-executive employees, $12,600 automobile allowance, $35,170 above-market earnings on deferred compensation and $2,344 miscellaneous. The amount shown for 2003 includes $5,351 medical benefits not provided to non-executive employees, $10,800 automobile allowance, $40,419 above-market earnings on deferred compensation and $2,575 miscellaneous.

(9)	The amount shown for 2005 includes $6,955 medical benefits not provided to non-executive employees, $12,600 automobile allowance, $29,547 above-market earnings on deferred compensation and $2,344 miscellaneous. The amount shown for 2003 includes $3,515 medical benefits not provided to non-executive employees, $10,800 automobile allowance, $39,916 above-market earnings on deferred compensation and $2,575 miscellaneous.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants(1)

Name	Number of Options Granted	Percentage of Total Options Granted to Employees in 2005(2)	Exercise Price	Expiration Date	Grant Date Value(3)
Jay Stein Chairman of the Board	0	0.0%	Not Applicable	Not Applicable	Not Applicable
Michael D. Fisher President and Chief Executive Officer	137,810	31.0%	$22.35	March 1, 2012	$1,493,034
James G. Delfs Senior Vice President, Finance and Chief Financial Officer	34,380	7.7%	$22.35	March 1, 2012	$372,473
D. Hunt Hawkins Senior Vice President, Human Resources	31,880	7.2%	$22.35	March 1, 2012	$345,388
Michael D. Ray Senior Vice President, Director of Stores	30,000	6.7%	$22.35	March 1, 2012	$325,020

(1)	Approximately one-third of the options become exercisable on each of the third, fourth and fifth anniversary dates of grant. Shares acquired upon exercise of options may be delivered in payment of the exercise price of additional options.

(2)	A total of 444,810 options were granted to key employees in 2005 under the Company’s Stock Option Plan, the purpose of which is to provide an incentive to key employees who are in a position to make significant contributions to the company.

(3)	Represents the present value at the date of grant using a variation of the Black-Scholes option pricing model assuming a dividend yield of 0.0%, a five year expected life, expected volatility of 51.0% and a risk-free interest rate of 3.8%.

The following table sets forth information concerning stock options exercised by the named executives during the year ended January 28, 2006 and the number and value of unexercised options as of January 28, 2006 held by the named executives in the Summary Compensation Table above.

OPTIONS EXERCISES AND YEAR-END VALUES TABLE

	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Unexercised Options at January 28, 2006 (#)		Value of Unexercised In-the-Money Options at January 28, 2006 ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jay Stein, Chairman of the Board	0	Not Applicable	None	None	Not Applicable	Not Applicable
Michael D. Fisher, President and Chief Executive Officer	20,000	$304,600	402,950	349,860	$2,265,694	$1,489,606
James G. Delfs, Senior Vice President, Finance and Chief Financial Officer	38,000	$605,316	103,000	41,080	$347,546	$54,404
D. Hunt Hawkins, Senior Vice President, Human Resources	30,000	$214,183	73,300	38,580	$251,321	$54,404
Michael D. Ray, Senior Vice President, Director of Stores	12,500	$87,789	73,800	53,700	$445,397	$208,084

(1)	Value realized is calculated based on the difference between the option exercise price and the market price of the Company’s Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2)	Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Company’s Common Stock at January 27, 2006, multiplied by the number of shares underlying the options. The closing price on January 27, 2006 of the Company’s Common Stock as reported on The Nasdaq Stock Market® was $17.02.

Employment Agreements. The Company entered into employment agreements with Mr. Fisher, Mr. Delfs, Mr. Hawkins and Mr. Ray in July 2005. The agreements provide for: (1) a term of three years, with annual renewals thereafter, unless either party gives a cancellation notice to the other at least 120 days before the renewal date; (2) initial base salary of $700,000 for Mr. Fisher, $305,000 for Mr. Delfs, $280,000 for Mr. Hawkins and $275,000 for Mr. Ray; (3) severance compensation equal to 200% of annual base compensation if terminated without cause by the Company or with good reason by the executive, payable over two years, plus medical, dental, life and accident and disability coverage for two years, at the Company’s cost; and (4) if terminated without cause by the Company or with good reason by the executive within two years following a change of control, lump sum severance compensation of 200% of annual base compensation plus 200% of the executive’s target bonus for the year of termination. The agreements also provide for: (1) nine months of additional base compensation in the event of termination for disability, plus earned bonus, prorated through the date of termination; (2) payment of the earned bonus for the entire year in the event of termination on death; and (3) the cash purchase of any unvested options and unvested restricted stock based on the closing price of the Company’s common stock on the date of termination (less the option exercise price in the case of options) in the event of termination because of disability or death. The Company is required to pay the executive’s COBRA premiums for continued health coverage for 18 months following termination of employment unless the executive was terminated for cause or resigned without good reason. The agreements contain restrictive covenants against competing with the Company or recruiting any Company personnel during the term of the agreement and for two years following termination of employment for any reason.

Compensation of Directors. Effective for 2006, the director’s fees will increase from $24,000 per year to $30,000 per year for each outside director. Each outside director also receives $2,000 for each meeting of the Board and $1,500 for any committee thereof which they attend in person or $750 per committee meeting attended by telephone conference. Chairpersons of the standing committees of the Board of Directors, other than the Audit Committee, receive a retainer of $1,000 per quarter in addition to the normal Board of Directors’ fees. Due to increased responsibilities, the retainer fee for the Chairperson of the Audit Committee is $3,000 per quarter. The Company’s Lead Director receives an additional $20,000 per year of compensation in recognition of the additional duties associated with that position. Outside directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. All outside directors receive annual grants of $25,000 in restricted shares that are subject to three-year cliff vesting. Pursuant to the Company’s Director Stock Option Plan, upon becoming a director, each outside director receives non-qualified options to purchase 4,000 shares of common stock of the Company. Approximately one-third of the options become exercisable on each of the third, fourth and fifth anniversary dates of grant at an exercise price equal to the fair market value of the common stock on the date of grant.

Certain Transactions; Compensation Committee Interlocks and Insider Participation

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

Set forth below are various transactions involving the Company and members of the Board of Directors or their related parties. The Audit Committee of the Board of Directors does not believe that the relationships and transactions described below regarding members of the Board of Directors adversely affect the performance by the members of their duties.

Mr. Mitchell W. Legler. Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as general counsel to the Company. Legal fees received by Kirschner & Legler, P.A. for fiscal year 2005 were $115,000.

Mr. Martin E. Stein, Jr. Mr. Stein is Chairman and Chief Executive Officer of Regency Centers Corporation, a real estate investment trust, through which the Company leases five locations owned by Regency Centers Corporation for approximately $1.3 million in base rent annually. The Board of Directors believes that rents paid for leased space are competitive with amounts that would be paid to a third party to lease similar space.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return on The Nasdaq Stock Market® and The Nasdaq Stock Market® Retail Trades Stock Index for the last five years ended January 28, 2006. The comparison assumes $100 was invested at the beginning of the five year period in Stein Mart, Inc. stock and in each of the indices shown and assumes reinvestment of any dividends.

**(INSERT STOCK PERFORMANCE GRAPH BASED ON VALUES BELOW)**

**(Use a Scale of 0 – 300)**

Date	Stein Mart, Inc. Value To Plot	Nasdaq (U.S.) Value To Plot	Nasdaq Retail Value To Plot
02/03/01	100.0	100.0	100.0
02/02/02	73.8	72.3	119.1
02/01/03	44.8	50.5	96.9
01/31/04	87.6	78.5	142.0
01/29/05	158.7	77.7	170.1
01/28/06	141.6	88.5	184.5

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

According to the timetable specified in the Audit Committee Charter, the independent registered certified public accounting firm for the Company for the upcoming fiscal year ending February 3, 2007 has not been selected. However, at this time, the Company has no reason to believe that PricewaterhouseCoopers LLP would not be willing to continue in that capacity for the fiscal year ending February 3, 2007. That firm has served as the independent registered certified public accounting firm for the Company since 1983.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table shows the fees paid or accrued by the Company for the audit, including the audit of internal controls and fees billed in each of the last two fiscal years for other services provided by PricewaterhouseCoopers LLP.

	2005	2004
Audit Fees (1)	$646,000	$890,757
Audit-Related Fees (2)	58,900	20,500
Tax Fees (3)	95,398	80,972
All Other Fees	—	—

	$800,298	$992,229

(1)	Includes fees for professional services relating to the annual audit of the Company’s financial statements, review of the Company’s quarterly financial statements and services related to the certification of the Company’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Includes fees for professional services relating to the audit of employee benefit plans and inventory related areas.

(3)	Includes fees for professional services relating to tax compliance (preparation of returns) and tax planning (consultation on matters relating to tax accounting methods). No services were provided by PricewaterhouseCoopers LLP relating to aggressive tax transactions, contingent fee services or any tax services to certain persons who serve in financial reporting oversight roles.

The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that are permitted by Section 01 of the Sarbanes Act, except if:

1.	in the case of permissible non-audit services, such services qualify as de minimus under Section 202 of the Sarbanes Act and the Company did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one or more of its designated members, approves the permissible non-audit services before completion of the audit; and

3.	when one or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s guidelines.

The Audit Committee discussed the non-audit services with PricewaterhouseCoopers LLP and determined that their provision would not impair that firm’s independence.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

STOCKHOLDER PROPOSALS

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which stockholder proposals must be received by the Company in order to be included in the Company’s proxy materials for the next annual meeting. In accordance with these regulations, stockholders are hereby notified that if they wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2007 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 27, 2006. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals in order to be included in the Company’s proxy materials.

If any shareholder proposals are submitted to the Company but are not requested to be included in the Company proxy materials for the 2007 annual meeting, the persons named in proxies solicited by the Board of Directors for the 2007 annual meeting may exercise discretionary voting power with respect to any such proposal that the Company receives after March 11, 2007.

ANNUAL REPORT

A copy of the Company’s Annual Report for the year ended January 28, 2006 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Susan Datz Edelman, the Company’s Director of Stockholder Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

Dated: April 26, 2006

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

EXHIBIT A

STEIN MART, INC.

AUDIT COMMITTEE CHARTER

Revised as of August 30, 2005

Purpose. The Audit Committee of the Board of Directors (the “Board”) of Stein, Mart, Inc. (the “Audit Committee”) is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.

I.	Members

There shall be not less than three members of the Audit Committee, one of whom shall be elected by the Board to serve as Chairperson of the Audit Committee (the “Committee Chairperson”), and each of whom shall meet the independence and experience requirements of the NASDAQ National Market (“NASDAQ”). Thus, the members of the Audit Committee shall meet the following criteria:

A.	The members must meet the Company’s Director Independence Criteria as set forth on Exhibit A hereto; and

B.	Each member shall be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member shall qualify as an “Audit Committee Financial Expert” under Securities & Exchange Commission (“SEC”) regulations. In determining whether a member is such a financial expert, the Board of Directors will determine whether such person has the Financial Expert Attributes set forth on Exhibit B hereto, and whether that person acquired such attributes through any one or more of the following:

1.	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

2.	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

3.	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

4.	other relevant experience.

C.	Each member of the Audit Committee shall also be “independent,” as defined in Section 301 of the Sarbanes Act. Thus, each member may not, other than in his or her capacity as a member of the Board of Directors, the Audit Committee or any other board committee:

1.	accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company; or

2.	be an affiliated person of the Company or any subsidiary.

D.	Each member shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

II.	Appointment; Authority; Complaints

A.	Appointment. The Board shall appoint members of the Audit Committee.

B.	Professional Advisors. The Audit Committee shall have the authority, and is hereby authorized to incur costs, to retain special legal, accounting or other consultants to advise the Committee and/or to assist with any investigations, which the Audit Committee may wish to undertake. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

C.

Outside Auditors. The Audit Committee shall have direct responsibility for appointment, compensation and oversight of the Company’s outside auditors, including resolving disagreements between management and the auditors regarding financial reporting. The outside auditors shall report directly to the Audit Committee. The

Audit Committee shall pre-approve (i) all audit services, and (ii) all non-audit services provided by the outside auditor that are permitted by Section 201 of the Sarbanes Act, except if:

1.	in the case of permissible non-audit services, such services qualify as de minimus under Section 202 of the Sarbanes Act and the Company did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one or more of its designated members, approves the permissible non-audit services before completion of the audit; and

3.	when one or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

The Audit Committee shall be responsible for receiving from the outside auditors, and where the Audit Committee determines it necessary or desirable, to question the outside auditors and management about all reports required to be made by the auditors to the Audit Committee under Section 204 of the Sarbanes Act, regarding critical accounting policies, alternative treatments of financial information discussed with management and other material written communications between the outside auditors and management.

D.	Complaints.

1.	Contacts. The Audit Committee shall appoint an independent person (who may be an attorney who is not otherwise engaged by the Company and who is called the (“Independent Contact”) to receive calls from persons who wish to make a complaint or express concern about the accounting procedures, internal controls, auditing matters and/or reporting methods of the Company (an “Accounting Complaint”) and to facilitate Accounting Complaints by those wishing to maintain an anonymous status.

2.	Retention. The Independent Contact and any Audit Committee Member who receives an Accounting Complaint shall cause a report of such Accounting Complaint (the “Complaint Report”) to be made to the Committee Chairperson who shall maintain a confidential file of all Complaint Reports that are made in writing and such written Complaint Reports shall be preserved for 10 years following the receipt of such Accounting Complaint.

3.	Action on Complaint. The Committee Chairperson shall review each Complaint Report to make a preliminary determination as to the probable validity of such Accounting Complaint and the Committee Chairperson is authorized to undertake such investigation as the Committee Chairperson believes warranted under the circumstances.

E.	Disclosure Committee.

1.	Responsibility. The Company shall have a committee (the “Disclosure Committee”) which is responsible for reviewing internal controls relating to financial reporting and for making certain that the appropriate questions are asked of various members of the financial department and of operations and that appropriate certificates are obtained from various individuals within those areas of responsibility in the Company to provide assurance to the Company and to the Company’s Chief Financial Officer and Chief Executive Officer in connection with those parties’ certification of the periodic reports of the Company’s activities.

2.	Committee Members. The Disclosure Committee shall be made up of persons holding the offices of the Company’s Vice President - Controller, the Company’s Director of Financial Reporting, the Company’s Vice President of Internal Audit, Safety & Security, the Company’s Vice President of Operations, the Company’s Vice President of Planning and Allocation, the Company’s Vice President of Information Systems and the Company’s Director of Stockholder Relations.

3.	Report to Audit Committee. At least annually, the Disclosure Committee shall report to the Audit Committee on its activities and the results of its oversight of disclosure matters.

F.	Related-Party Transactions. The Audit Committee shall review and approve all “related-party transactions.” A transaction is a “related-party transaction” if it is a financial or contractual transaction between the Company and any Director or executive officer.

III.	Committee Meetings

The Audit Committee will hold meetings at such times and at such places as it shall deem necessary but shall hold at least the following meetings: (a) a Year-End Meeting, (b) a Spring Meeting, (c) a Summer Meeting, (d) a Winter Meeting, and (e) meetings to approve each release of the Company’s quarterly financial reports.

IV.	Specific Responsibilities

The Audit Committee shall make regular reports to the Board. The Audit Committee shall undertake the following tasks generally at the times indicated:

A.	Quarterly:

1.	Review with management and the independent auditor the Company’s quarterly financial statements prior to filing of SEC Form 10-Q. Determine through questioning management and the independent auditor that the reports reflect:

a.	all material, correcting adjustments identified by the Company’s independent auditor;

b.	any off-balance sheet transactions;

c.	all SEC requirements regarding any disclosure of pro-forma information;

d.	in plain English, the material changes in financial condition or results of operations as reflected in the management discussion and analysis portions of the Company’s 10-K and 10-Qs;

2.	Ascertain through questioning management and the independent auditor:

a.	that the independent auditors have not engaged in any prohibited consulting services for the Company such as: (i) bookkeeping and accounting, (ii) financial information systems design, (iii) appraisals, valuations, fairness opinions, etc., (iv) actuarial services, (v) internal audit outsourcing, (vi) management or human resources functions, (vii) broker dealer and investment banking, or (viii) legal and expert services unrelated to audit;

b.	that as part of their certification process for the Form 10-Q, the Company’s Chief Executive Office and Chief Financial Officer have reported to and discussed with the Audit Committee and the auditors any: (i) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting, and (ii) fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting, as required by Section 302 of the Sarbanes Act;

c.	that the independent auditors have reported any material non-compliance as a result of their review;

d.	if there have been any significant changes in accounting policies applicable to the Company and obtain an explanation thereof; and

e.	the status of progress toward annual compliance with the internal control requirements of §404 of the Sarbanes Act.

B.	Year-End Meeting:

1.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the quality and acceptability of such principles, practices and underlying estimates, and the adequacy of internal controls that could significantly affect the Company’s financial statements.

2.	Obtain from the independent auditor a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence, and take appropriate action to insure the independence of the auditor.

3.	Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 (which deals with the requirement that auditors report any illegal acts which they have discovered) has not been implicated.

4.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (“SAS 61”) such as: (i) the methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (iv) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements relating to the conduct of the audit.

5.	Review with the independent auditor any problems or difficulties the auditor may have encountered. Such review should include:

a.	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

b.	any changes required in the planned scope of the internal audit.

6.	Ascertain through questioning management and the independent auditor that all audit documents and e-mails are preserved for the period of time required by current rules of the SEC;

7.	Determine that the Company’s annual report includes:

a.	management’s report on the effectiveness of internal controls over financial reporting; and

b.	the report of the Company’s independent auditors on their assessment of management’s report on the effectiveness of internal controls over financial reporting.

8.	Review with management and the Company’s independent auditors the contents of their respective reports as to the effectiveness of internal controls over financial reporting.

9.	Review with management and the Company’s independent auditors any management letter or other report on deficiencies in the Company’s internal controls.

10.	Approve the report required by the rules of the SEC to be included in the Company’s annual proxy statement stating whether the committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the auditors the matters requiring discussion by SAS 61 (as described in §IV(B)(4) above), (iii) received the written disclosures and letter from the auditor required to confirm the auditors’ independence and discussed with the auditors their independence, and (iv) based on the above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K.

11.	Verify that the Company’s Annual Report on Form 10-K and annual meeting proxy statement filed with the Securities and Exchange Commission contain, as applicable, required disclosures about (i) the Committee’s pre-approval policy for audit and permissible non-audit services and (ii) the fees billed to the Company by the independent auditor.

12.	Review with the Company’s general counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies. Determine from questioning the general counsel that he or she has maintained an open door policy encouraging all outside counsel to report any concerns about material violations of securities laws or fiduciary duties by the Company or any of its personnel.

13.	Review with the Company’s Vice President of Internal Audit, Safety & Security matters relating to the Company’s ongoing internal audits activities of that staff.

14.	Review with management actual capital expenditures compared with budget and discuss with the Disclosure Committee representative any changes in the Company’s policies as to authority to approve capital expenses.

15.	Meet in executive session individually with the Company’s independent auditors, the Company’s Chief Financial Officer and the Company’s Vice President of Internal Audit, Safety & Security.

C.	Spring Meeting

1.	Review with the Company’s Vice President of Internal Audit, Safety & Security and a representative of the Company’s Disclosure Committee matters relating to the Company’s ongoing internal audits activities including:

a.	the adequacy and effectiveness of the Company’s internal controls;

b.	the sufficiency of the Company’s disaster recovery business continuation plan with the Company officer who has primary responsibility for such plan;

c.	the Company’s continuing fraud prevention programs; and

d.	the significant reports to management prepared by the internal auditing department and management’s responses.

2.	Evaluate the performance of the independent auditor and appoint or replace the independent auditor, which firm is ultimately accountable to the Audit Committee. As part of that review, question independent auditors as to any material matters which might bear on their continuation as independent auditors such as SEC censures or substantial judicial determinations of improper actions since the last discussions of such matters.

3.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit and approve the fees to be paid to the independent auditor.

4.	Meet in executive session individually with the Company’s independent auditors, the Company’s Chief Financial Officer and a representative of the Company’s internal audit staff.

D.	Summer Meeting

1.	Review the appointment or replacement of the Company’s Vice President of Internal Audit, Safety & Security. The compensation for that officer shall be approved by the Committee at the time of such officer’s annual review.

2.	Review with management actual capital expenditures compared with budget for the first half of the current fiscal year, and discuss with the Disclosure Committee representative any changes in the Company’s policies as to authority to approve capital expenses.

3.	Meet in executive session individually with the Company’s independent auditors, the Company’s Chief Financial Officer and a representative of the Company’s internal audit staff.

E.	Winter Meeting

1.	Meet with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

2.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

3.	Review and reassess the adequacy of this Charter, submit it to the Board for approval, and cause a copy of this Charter to be attached to the Company’s Annual Proxy Statement every three years, in accordance with SEC Rule Item 7(e) of Schedule 14A.

4.	Review with the Company’s Vice President of Internal Audit, Safety & Security matters relating to the ongoing internal audits activities of that staff and review budget and staffing levels for the internal audit department.

5.	Discuss the adequacy and effectiveness of the Company’s internal controls with a representative of the Company’s Disclosure Committee and discuss progress toward evaluation of the effectiveness of internal controls over financial reporting.

6.	Meet in executive session individually with the Company’s independent auditors, the Company’s Chief Financial Officer and Company’s Vice President of Internal Audit, Safety & Security.

V.	Limitation on Duties

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with Generally Accepted Accounting Principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Conduct.

As revised by the Audit Committee in August 2005.

Linda McFarland Farthing, Chairperson of Audit Committee

Exhibit A

STEIN MART, INC.

Director Independence Criteria

April 7, 2004

A member of the Company’s Board of Directors shall be “Independent” only if such director meets all of the following (the “Stein Mart Director Independence Criteria”):

The director shall be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director shall not be considered independent, if such director:

1.	is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

2.	accepts or who has a Family Member (as defined below) who accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three fiscal years, other than the following:

a.	compensation for Board or Board Committee service;

b.	payments arising solely from investments in the Company’s securities;

c.	compensation paid to a Family Member who is a non-executive employee of the Company or a parent or subsidiary of the Company;

d.	benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

e.	loans permitted under Section 13(k) of the Sarbanes-Oxley Act (the “Sarbanes Act”);

3.	is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer;

4.	is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

a.	payments arising solely from investments in the Company’s securities; or

b.	under non-discretionary charitable contribution matching programs.

5.	is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the Compensation Committee of such other entity; or

6.	is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during the past three years.

“Family Member” is a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, and anyone residing in such person’s house.

Exhibit B

FINANCIAL EXPERT ATTRIBUTES

A.	An understanding of Generally Accepted Accounting Principles and financial statements;

B.	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

C.	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

D.	an understanding of internal controls and procedures for financial reporting; and

E.	an understanding of Audit Committee functions.

EXHIBIT B

STEIN MART, INC.

CORPORATE GOVERNANCE GUIDELINES

Adopted April 5, 2005

Stein Mart, Inc. (the “Company”) has developed, and the Board has adopted, the following Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve best the interests of the Company and its stockholders. These Guidelines should be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation (as amended), bylaws, and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are subject to modification from time to time by the Board as the Board may deem appropriate in the best interests of the Company or as required by applicable laws and regulations.

I.	Role of the Board

The Board of Directors is the representative of the stockholders with an obligation to see that the affairs of the Company are conducted in a manner coincident with the best interest of, and fulfilling our responsibility to, our stockholders, customers, associates and communities. As spelled out in the Position Description (Exhibit A), the Board’s role is to approve broad policies of the Company, its general direction and its overall priorities. The duties of the Board include:

A.	reviewing and approving key financial objectives, corporate strategies and capital allocations;

B.	approval of senior management structure, personnel, compensation and succession plans;

C.	monitoring Chief Executive Officer and senior management performance and recommending improvements;

D.	providing management with additional expertise and perspective based on the individual experience of the directors; and

E.	assuring continuity of Board Membership.

II.	Composition of the Board

The Board normally shall consist of not less than eight or more than fifteen Directors. No more than four of them may be employees of the Company (“Management Directors”).

A.	Management Directors. The Management Directors will consist of the Chairman of the Board, Vice Chairman, and President, Chief Executive Officer. Without the express approval of the Board, no Management Director may serve on the board of another non-affiliated corporation.

B.	Non-Management Directors. Non-management directors will be chosen based on perspective, experience, knowledge, and independence of judgment, enabling them to contribute most effectively to the functioning of the Board and the meeting of it responsibilities.

They will be expected to become familiar with the condition and operations of the Company and to serve on at least one committee of the Board. There should be a predominance of business backgrounds, balanced by qualified individuals who can bring additional sets of experiences and perspectives to the Board. Directors will be selected without regard to race, religion, sex or national origin.

C.	Independence of the Board. The Board will be comprised of a majority of directors who qualify as independent directors (the “Independent Directors”) under the listing standards of NASDAQ and by applicable laws. The Board will review annually the relationships that each director has with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the listing standards of NASDAQ. The Company will disclose these determinations with respect to independence in its annual filings.

Age shall be a consideration in selecting new directors so as to maintain a sound age balance on the Board and so that turnover through retirement at reasonable intervals can be expected. Non-management directors will serve no more than twenty years, and will retire from the Board by, at the option of such director(s), either (i)

retiring effective the date of the annual stockholders’ meeting next following the attainment of twenty years of service by such director(s) or (ii) not standing for re-election at the next annual stockholders’ meeting. However, when it is anticipated that two or more directors may leave the Board within a twelve-month period, the Board may request one or more of the retiring directors to serve up to an additional twelve months in order to smooth the rotation of Board membership.

D.	Retirement; Change in Position. The Company’s Governance Committee shall consider whether a non-management director should stand for re-election at the next annual stockholders’ meeting following the occurrence of any of the following:

1.	the director reaches 72 years of age;

2.	the director ceases to be actively employed, or changes employment, or experiences a substantial reduction in responsibility level with an employer; or

3.	the director becomes the member of the Board of Directors of more than four public companies.

E.	Professionals and Consultants. To maintain the independence of the Board, professionals and consultants who have a significant ongoing fee arrangement with the Company normally will not be selected to serve as directors unless the Board determines that any such person’s service as a director will not be influenced by his or her fee arrangement. However, it is not the intention of this policy to preclude any firm or organization from receiving impartial consideration as a supplier of goods or services to the Company.

F.	Board Committees. The committees of the Board will be the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

1.	The Executive Committee will consist of the Company’s Chief Executive Officer and any two (2) non-management directors. While it is preferable that action on the major matters be taken by the Board itself, the role of the Executive Committee is to act on behalf of the Board on matters requiring action between Board meetings. Certain limits on that authority are set forth in the Position Description but these limits can be super-ceded by the explicit delegated authority of the Board.

2.	The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee will each have at least three members, and each committee member must qualify as an Independent Director. The duties of these committees are set forth in the attached Position Descriptions. It is contemplated that each member of these committees generally will serve for five to seven years. Committee chairmen will normally serve three to five-year terms to ensure rotation periodically.

3.	The Board may also delegate certain of its authority within well-defined limits to committees or internal Boards consisting of management personnel, some of whom may not be Management Directors. These committee or internal boards may derive delegated authority to review results of operations, approve capital appropriations within pre-determined limits set forth by the Board, establish operating policies, elect group and division officers, review and approve human resources benefits and plans, and review proposals for recommendations to the Board.

III.	Role of the Chairman of the Board

It is the responsibility of the Chairman to facilitate constructive interaction between the Board and management. The Chairman should be fully aware of the condition of the Company and the concerns and recommendations of both the directors and management. The Chairman should provide an opportunity for full and open participation by each director at Board meetings. The Chairman will recommend a schedule of meetings each year. The Chairman will provide a written agenda in advance of the Board and Executive Committee meetings, together with full information on major proposals. Members of the Board will have full access to the Chairman for purposes of recommending agenda items for the full Board or its committees. In the absence of the Chairman, the President, Chief Executive Officer of the Company will serve as Acting Chairman.

IV.	Compensation and Benefits

Non-management directors will receive an annual retainer. The Lead Director and the Chairman of each committee will receive an additional retainer. Fees shall be paid for attendance at regular or special committee meetings as well as any Board meetings. The fees and retainer amounts are set forth in Exhibit B. The compensation schedule will be reviewed periodically by the Compensation Committee, which will recommend to the Board any changes deemed advisable. Directors will be reimbursed for travel expenses in connection with attending meetings.

V.	Indemnification

To the extent permitted by law, each director is entitled to indemnification under the Company’s Certificate of Incorporation and under any agreement between the director and the Company, and to the protection afforded by the Company’s insurance policy covering directors’ and officers’ liability.

VI.	Schedule of Meetings

The Board shall meet at least four times a year. Special meetings of the Board may be called in exceptional situations but every effort will be made to avoid meetings called on less than 14 days notice. Board meetings will normally be scheduled at the Company headquarters, but at least one meeting per year may be scheduled elsewhere. It is the policy of the Board that an agenda describing the nature of the business to be conducted at a meeting and all information and data that is important to the Board’s and its Committees’ understanding of the business to be conducted at a meeting be distributed to the Board at least two days before the Board or the committee meets. Each director is expected to be familiar with the Company’s businesses and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee on which such director is a member.

VII.	Executive Sessions of Non-Management Directors

It is the policy of the Board for its non-management directors to meet in executive session, without the presence of management directors or executive officers of the Company (except to the extent that the non-management directors request the presence of any executive officers) as a normal part of the agenda of regular meetings. The Lead Director will preside at these meetings, will be chosen by the non-management directors, and his or her name will be disclosed in the annual proxy statement. If any non-management directors are not Independent Directors, the Independent Directors will meet in at least one separate executive session per year. Interested parties may communicate their concerns to the non-management directors by sending an email to Mr. Michael Rose, the Company’s current Lead Director at MRose@gaylordentertainment.com.

VIII.	Board Access to Senior Management; Interaction with Third Parties

Board members shall have complete access to management and, as necessary and appropriate to the Company’s outside advisors. Board members shall coordinate such access through the President, and Board members will use judgment to assure that this access is not distracting to the business operation of the Company. The Board encourages the President, Chief Executive Officer to (i) provide management insight into items being discussed by the Board which involve the manager; (ii) make presentations to the Board on matters which involve the manager; and (iii) bring managers with significant potential into contact with the Board. Attendance of such non-directors at Board meetings is at the discretion of the Board.

The Board believes that management generally should speak for the Company. It is suggested that each director shall refer all inquiries from institutional investors, the press or customers to management. If comments from the Board are appropriate, they should, in most circumstances come from the Chairman of the Board or the President, Chief Executive Officer.

IX.	Board Orientation and Continuing Education

The Company shall provide new directors with a director orientation program to familiarize such directors with, among other things, the Company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and ethics, corporate governance guidelines, principal officers, internal auditors and independent auditors. Each director is expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a director.

X.	Changes in Board Policy

Changes in this policy may be made only by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

XI.	Performance of the Board

The Board will conduct a periodic self-evaluation of the performance of the Board as a whole. The purpose of this assessment is to increase the effectiveness of the Board as a whole, not to focus on individual Board members.

XII.	Chief Executive Officer Evaluation and Management Succession

The Compensation Committee will conduct an annual review of the President, Chief Executive Officer’s performance. The Compensation Committee will consider, among other things, the goals set for the President, Chief Executive Officer and their achievement. The Board of Directors will review the Compensation Committee’s report in order to ensure that the President, Chief Executive Officer is providing the best leadership for the Company in the long- and short-term.

The entire Board will consider and evaluate potential successors to the President, Chief Executive Officer. The President, Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Exhibit A

POSITION DESCRIPTION

BOARD OF DIRECTORS

Function. As the representative of stockholders, the board is responsible for overseeing management of the Company in the realization of the Company’s opportunities and the fulfillment of its obligations to its stockholders, customers, employees, and the communities in which it operates.

Duties (which may be performed by the full board or through one or more committees of the Board):

1.	Planning

A.	Approve a corporate vision and strategy and review management’s performance in achieving it.

B.	Periodically assess the changing environment and approve the Company’s strategy in relation to that changing environment.

C.	Annually review and approve operating plans for the coming year.

D.	Periodically review and approve the Company’s capital allocations.

E.	Annually review and approve the Company’s financial standards, policy and plans.

F.	Annually review and approve a long-range plan.

G.	Approve other major policies guiding the Company.

2.	Organization

A.	Elect the officers of the Company and appraise, advise, stimulate and, if deemed necessary or desirable, change top management.

B.	Annually appoint a slate of directors for approval of the shareholders. Between annual meetings, elect new directors to fill vacancies on the Board or add new Board members.

C.	Assure that management succession is properly being provided.

D.	Assure that the status of organizational strength and manpower planning is equal to the requirements of the long-range goals.

E.	Approve appropriate compensation and benefit policies and practices for the executive officers of the Company.

F.	Determine the eligibility for and appoint Board committees.

3.	Operations

A.	Review the results achieved by management as compared with corporate strategy, annual and long- range plans, and performance of competition. Provide candid and constructive advice, comments and criticism.

B.	Approve major actions of the Company, such as:

1.	material capital expenditure in excess of approved budget;

2.	acquisitions, mergers, divestitures and new strategies; and

3.	declaration of dividends.

C.	Discharge and delegate the responsibilities of the Board under retirement, savings and stock plans and under other employee benefit plans requiring its review.

4.	Audit

A.	Assure that the Board and its committees are adequately and currently informed through reports and other methods of the condition of the Company and its operations.

B.	Assure through discussions with management and through the actions of the Audit Committee that published reports properly reflect operating results and conditions.

C.	Ascertain that management has established appropriate policies to define and identify conflicts of interests with, and prohibited transactions by, employees throughout the Company, and determine through discussions with management that the Company is diligently administering and enforcing those policies.

D.	Select through the Audit Committee outside auditors and review their performance periodically.

E.	Review compliance with the Ethical Business Conduct Policy and with these Corporate Governance Guidelines.

5.	Legal

A.	Review through discussions with management and through the actions of the Audit Committee and evaluate the General Counsel’s report on the Company’s compliance with applicable laws, administrative rules and regulations, and the status, performance, and direction of the Company’s legal policies.

EXECUTIVE COMMITTEE

Function. To act on behalf of the Board between Board meetings as required. As appropriate from time to time, preliminarily review strategies, major capital expenditures, acquisitions, mergers and divestitures, and the execution against major strategic initiatives prior to the presentation of the same to the full Board.

Limit on Authority. Action taken by the Executive Committee is to be reported to the Board of Directors at the first meeting of the Board following such action. Without specific delegated authority from the Board, the Executive Committee will not:

1.	declare dividends except current quarterly dividends not in excess of those last declared by the Board;

2.	increase or decrease the number of directors or appoint new directors; and

3.	issue common stock of the Company except pursuant to established plans.

COMMITTEES

Function. Acting as an arm of the Board of Directors, the functions of the Audit Committee, Compensation Committee and Corporate Governance Committees are as set forth in their respective charters.

EXHIBIT C

STEIN MART, INC.

2001 OMNIBUS PLAN

Administration. The Plan is administered by a committee of the Company’s Board of Directors consisting of at least two non-employee directors. The committee decides which eligible individuals will receive awards under the Plan. As of February 28, 2001, there were 369 persons eligible to participate in the Plan, including seven non-employee directors.

The Plan authorizes the committee to award different types of stock-based awards to employee and advisor participants, including stock options, stock appreciation rights, restricted stock and performance shares. The committee has the sole authority to determine when awards will be granted, the type, amount, price, timing, vesting schedules and other terms and conditions of awards and the number of shares covered by the awards. The committee also has the authority to make all determinations necessary or advisable for the operation of the Plan.

The Plan provides for an automatic grant of 4,000 options when a non-employee director joins the Board. The terms of these options will be the same as those granted under the current Director Stock Option Plan. See “Compensation of Directors” above under “Executive Compensation.” The Plan also permits the Board of Directors to make other stock-based awards to non-employee directors, including options.

Stock Subject to the Plan. The maximum number of shares of common stock that may be currently issued under the Plan is 4,500,000 shares. Shares covered by unexercised options that terminate or shares that are forfeited may be subject to new awards.

There are currently in excess of 3.5 million shares remaining available for issuance under the Company’s 1992 Plans. Upon approval of the new Plan, no further options will be issued under the 1992 Plans.

During any single year, participants may not receive options and/or stock appreciation rights for more than 500,000 shares of stock, performance-based restricted stock awards for more than 500,000 shares of stock or more than $500,000 in performance awards, provided, however, that by a vote of two-thirds of the Committee, twice these amounts may be awarded.

Stock Options. A stock option allows a participant to purchase shares of common stock at a fixed price at some future date. Options awarded under the Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, which permits the deferral of taxable income related to the exercise of such options, or non-qualified options not entitled to such deferral. The exercise price and term of each option is fixed by the committee, except that the exercise price for incentive stock options must be at least equal to 100% (or 110% in the case of incentive stock options granted to 10% stockholders) of the fair market value of the stock on the date of grant. The Board of Directors may consent to the grant of nonqualified options with an exercise price less than 100% of fair market value on the date of grant. The term of incentive stock options cannot exceed ten years. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual under the Plan, or any other Plan of the Company or any subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. All unvested options become exercisable upon a change of control of the Company.

Upon exercise of an option, the participant must pay the full exercise price for the number of shares of stock being exercised. The committee may allow the participant to pay the exercise price in cash, with shares of stock already owned, by delivery to the Company of an exercise form together with instructions to a broker-dealer to sell or margin a sufficient portion of the stock and deliver the sale or margin loan proceeds directly to the Company to pay the option price, or a combination thereof.

As of February 28, 2001, the closing price of the Company’s common stock on the Nasdaq Stock Market® was $9.56.

Amendment and Termination. The Board of Directors may amend or terminate the Plan at any time. Unless terminated by the Board, the term of the Plan is indefinite, although incentive stock options may not be grated after the Plan has been in effect for ten years. Termination of the Plan may not affect the rights of participants as to outstanding awards.

Federal Income Tax Consequences of Stock Options. The income tax treatment of different types of awards will vary. The following is a summary of significant federal income tax consequences associated with stock option awards granted under the Plan. The discussion is not a comprehensive discussion of all the federal income tax aspects of the Plan.

The holder of an incentive option generally recognizes no income for federal income tax purposes at the time of the grant or exercise of the option. However, the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax. The optionee generally will be entitled to long-term capital gain treatment upon the sale of shares acquired on the exercise of an incentive stock option, if the shares have been held for more than two years from the date of the option grant and for more than one year after exercise. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a “Disqualifying Disposition”), the gain realized on disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise exceeds the applicable exercise price. The Company will not be entitled to an income tax deduction in connection with the exercise of an incentive stock option but will generally be entitled to a deduction equal to the amount of any ordinary income recognized by an optionee upon a disqualifying disposition.

No income will be recognized by a participant at the time a non-qualified option is granted. The exercise of a non-qualified stock option will generally be a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option exercise price. The Company ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option. The amount of the deduction will equal the ordinary income recognized by the participant.

Performance-Based Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for compensation paid in any taxable year to certain executive officers to $1,000,000 per individual. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Awards under the Plan are intended, but not required, to satisfy these requirements.

The Plan provides that restricted stock and performance awards will be performance-based if they are conditioned on one of the following performance criteria, as determined by the committee: net sales, gross profit, operating or other expenses, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net income, earnings per share (basic or diluted), cash flow, average sales per store, average sales per square foot, comparable store sales increases, average inventories, number of stores opened, return on investment, stock price and total shareholder return.

EXHIBIT D

STEIN MART, INC.

EMPLOYEE STOCK PURCHASE PLAN

Summary of Stock Purchase Plan. In February 1997, the Company’s Board of Directors adopted, and in May 1997, the shareholders approved, the Stein Mart Employee Stock Purchase Plan (the “Stock Purchase Plan”). In November 2000, the Company’s Board of Directors adopted, and in May 2001, the shareholders approved, an increase in the number of shares eligible for issuance under the Stein Mart Employee Stock Purchase Plan by 1,000,000 shares and extended the Stock Purchase Plan until December 31, 2005. Factoring in the two-for-one stock split on May 22, 1998 relating to the original 400,000 shares authorized for the Plan, the total number of shares eligible for issuance under the Stock Purchase Plan totals 1,800,000 shares. The Stock Purchase Plan is intended to encourage an alignment of the interest of the Company’s employees with those of the Company’s stockholders by encouraging ownership of the Company’s shares by its employees. The Company believes the Stock Purchase Plan will provide a convenient method, through payroll deduction, for employees to acquire shares in the Company and provide an excellent complement to the Company’s Stock Option Plan for employees.

All employees who complete 90 days employment with the Company and who work on a full-time basis or are regularly scheduled to work more than 20 hours per week are eligible to participate in the Stock Purchase Plan. No employee is eligible to participate in the Stock Purchase Plan if the employee possesses 5% or more of the voting power of the Company’s shares. In addition, no employee may accrue rights to purchase shares under the Stock Purchase Plan which exceed $25,000 in market value of stock (determined at the time of the option grant) for any calendar year.

The Company will make annual offerings under the Stock Purchase Plan (the “Offerings”). The Offerings will be for a period of six or twelve months each. Shares eligible under the Stock Purchase Plan will be limited to 1,800,000 shares in the aggregate and the Stock Purchase Plan will be effective for the years of 1997 through 2010, with no more than 200,000 shares being made available in each calendar year.

Participants in the Stock Purchase Plan are permitted to use their payroll deductions to acquire shares at 85% of the fair market value of the Company’s stock determined at either the beginning or end of each option period. An employee who is a participant in the Stock Purchase Plan may withdraw from participation at any time prior to the last day of each Offering.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, Proposal 2, Proposal 3 and Proposal 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

			FOR	AGAINST	ABSTAIN
1. Election of Directors as recommended in the Proxy Statement:		2. Re-approval of the material terms of the performance goals under the Stein Mart 2001 Omnibus Plan.	☐	☐	☐
FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed		FOR	AGAINST	ABSTAIN
☐	☐	3. Re-approval of the material terms of the Stein Mart Employee Stock Purchase Plan.	☐	☐	☐

Nominees:

01 Alvin R. Carpenter, 02 Linda McFarland Farthing, 03 Michael D. Fisher,

04 Mitchell W. Legler, 05 Michael D. Rose, 06 Richard L. Sisisky, 07 Jay Stein,

08 Martin E. Stein, Jr., 09 J. Wayne Weaver, 10 John H. Williams, Jr., and

11 James H. Winston.

			FOR	AGAINST	ABSTAIN
		4. Approval of the modified material terms of the performance goals under the Stein Mart Management Incentive Compensation Plan.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

5.         Should any other matters requiring a vote of the shareholders arise, the named Proxies (see reverse) are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Signature	Signature	Date

Please insert the date and sign your name exactly as it appears hereon. If shares are held jointly each joint owner should sign. Executors, administrators, trustees, guardians, etc., should so indicate when signing. Corporations should sign full corporate name by an authorized officer. Partnerships should sign partnership name by an authorized Partner. Unless the date has been inserted below this proxy shall be deemed to be dated for all purposes as of the date appearing on the postmark on the envelope in which it is enclosed. In such a case the Proxies named (see reverse) are authorized to insert the date in accordance with these instructions.

Ù    FOLD AND DETACH HERE    Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/smrt		Telephone 1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Stein Mart Annual Report and Proxy Statement on the internet at www.steinmart.com

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 6, 2006

The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on June 6, 2006 at 2:00 P.M., local time, at The Davis Gallery of the Times-Union Center of Performing Arts, 300 West Water Street, Jacksonville, Florida, and at any adjournments thereof, hereby revoking any proxy heretofore given.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù    FOLD AND DETACH HERE    Ù

You can now access your Stein Mart, Inc. account online.

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